Exhibit 99.1

FOR IMMEDIATE RELEASE:

March 31, 2010

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports FY and Q4 2009 Results

Reports Net Income of $12.7m for Q4, $7.7m for 2009

Company will host conference call and webcast on April 5, 2010

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for fiscal year 2009 and the quarter ended December 31, 2009.

Key FY 2009 metrics (comparison to FY 2008, as restated)

•                  Revenue:  $876.8M vs. $829.9M (6% increase);

•                  Gross margin: 18.8% vs. 17.4% (140 basis point improvement);

•                  Gross profit:  $164.8M vs. $144.2M (14% increase);

•                  Sales and marketing expense: $55.5M vs. $57.7M (4% decrease);

•                  Contribution (non-GAAP measure): $109.2M vs. $86.6M (26% increase);

•                  G&A/Technology expense: $101.2M vs. $96.0M (5% increase);

•                  Net income (loss) attributable to common shares: $7.7M vs. $(11.1M) ($18.8M increase in net income); and

•                  Diluted EPS: $0.33/share vs. $(0.48)/share ($0.81/share improvement)

Key Q4 2009 metrics (comparison to Q4 2008, as restated):

•                  Revenue:  $322.4M vs. $253.8M (27% increase);

•                  Gross margin: 17.1% vs. 16.5% (60 basis point improvement);

•                  Gross profit:  $55.0M vs. $42.0M (31% increase);

•                  Sales and marketing expense: $18.6M vs. $16.4M (13% increase);

•                  Contribution (non-GAAP measure): $36.4M vs. $25.5M (43% increase);

•                  G&A/Technology expense: $23.0M vs. $21.6M (7% increase);

•         Net Income (loss) attributable to common shares: $12.7M vs. $(705,000) ($13.4M increase in net income); and

•         Diluted EPS: $0.55/share vs. $(0.03)/share ($0.58/share improvement).

Dear Owner:

In Q4 our revenues grew 27%, twice the ecommerce industry’s rate, and we earned $12.7 million in net income. In 2009 we grew revenues 6%, earned $7.7 million in net income, generated $46 million in operating cash flow, and generated $39 million in free cash flow.  It’s nice to be profitable.

I am proud that, for the second year in a row, we rank number 2 in the NRF/Amex survey of American consumers, behind only LL Bean and ahead of Amazon, Zappos, eBay, Nordstrom, and many other fine firms.

As you may know, at the end of Q4 we engaged KPMG as our independent auditors, and announced that we were restating our FY 2008 and Q1, Q2 and Q3 2009 financial statements. I thank you for being patient with us as we worked through the questions raised by the SEC, the transition to the KPMG team, and the extra time it took to ensure that our financial statements are accurate.

I look forward to our conference call next Monday. Until then, I remain,

Your humble servant,

Patrick M. Byrne

The Company will hold a conference call and webcast to discuss its fiscal year and fourth quarter 2009 financial results on Monday, April 5, 2010 at 5:00 p.m. Eastern Time.

Webcast information

To access the live webcast and presentation slides, please go to http://investors.overstock.com.  To listen to the conference call via telephone, dial (866) 551-1816 and enter conference ID 60727777 when prompted.  Participants outside the United States or Canada who do not have Internet access should dial +1 (706) 758-1198 and enter conference ID 60727777 when prompted.

Replay

A replay of the webcast will be available at http://investors.overstock.com starting 2 hours after the live call has ended.  An audio replay of the webcast will be available via telephone starting at 8:00 p.m. Eastern Time on Monday, April 5, 2010, through 11:59 p.m. Eastern Time on Monday, April 12, 2010.  To listen to the recorded webcast by phone, please dial (800) 642-1687 and enter conference ID 60727777 when prompted.  Outside the U.S. or Canada please dial +1 (706) 645-9291 and enter conference ID 60727777 when prompted.

Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics discussion:

NOTE: ALL COMPARISONS TO 2008 SHOWN BELOW ARE TO RESTATED RESULTS AS REPORTED IN OUR 2009 FORM 10-K.

Total revenue — Total revenue for the three months ended December 31, 2009 and 2008 was $322.4 million and $253.8 million, respectively, a 27% increase. Total revenue increased 6% in 2009 to $876.8 million from $829.9 million in 2008.

Gross profit — Gross profit for the three months ended December 31, 2009 and 2008 was $55.0 million and $42.0 million, respectively, a 31% increase, representing 17.1% and 16.5% of total revenue for those respective periods.  Gross profit in 2009 and 2008 was $164.8 million and $144.2 million, respectively, a 14% improvement, representing 18.8% and 17.4% of total revenue for those periods.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) — Contribution for the three months ended December 31, 2009 and 2008 was $36.4 million (11.3% contribution margin) and $25.5 million (10.1% contribution margin), respectively, a 43% increase in contribution, and a 120 basis point improvement in contribution margin.  Contribution was $109.2 million (12.5% contribution margin) in 2009 and $86.6 million (10.4% contribution margin) in 2008, a 26% increase, and a 210 basis point improvement in contribution margin.

Contribution (a non-GAAP financial measure) (which we reconcile to “gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of revenues. When viewed with our GAAP gross profit less sales and marketing expenses, we believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our fixed operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on contribution, see the calculation of this non-GAAP financial measure below (in thousands):

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2009	2008	2009
	(Restated)		(Restated)

Total revenue	$253,841	$322,359	$829,850	$876,769
Cost of goods sold	211,864	267,337	685,614	712,017

Gross profit	41,977	55,022	144,236	164,752
Less: Sales and marketing expense	16,447	18,578	57,668	55,549

Contribution	$25,530	$36,444	$86,568	$109,203

Contribution margin	10.1%	11.3%	10.4%	12.5%

Sales and marketing expenses — Sales and marketing expenses totaled $18.6 million and $16.4 million for the for the three months ended December 31, 2009 and 2008, respectively, a 13% increase, and representing 5.8% and 6.5% of revenue for those respective periods. Sales and marketing expenses decreased 4% to $55.5 million in 2009 from $57.7 million in 2008, representing 6.3% and 6.9% of total revenue for those respective periods. The decrease in sales and marketing costs was primarily due to more efficient marketing spending. We were able to generate more revenue per dollar of advertising spent in 2009, particularly with online marketing campaigns. Higher compensation expense offset some of the improvement in lower advertising costs.

Technology expenses — Technology expenses totaled $13.5 million and $13.4 million for the three months ended December 31, 2009 and 2008, a 1% increase, and representing 4.2% and 5.3% of revenue for those respective periods. While technology expenses increased during the quarter from costs related to additional technology staff, the increase was nearly offset by decreased depreciation expense for technology equipment and software development.

For the years ended December 31, 2009 and 2008, technology expenses totaled $52.3 million and $56.7 million, respectively, a decrease of 8% and representing 6.0% and 6.9% of total revenue for those respective periods. The decrease is primarily due to $10.2 million less depreciation expense for technology equipment and software development. This decrease was partially offset by an increase in compensation expense of approximately $7.2 million related to additional technology staff and an increase in annual bonus expense of $1.4 million due to improved company financial performance.

General and administrative (“G&A”) expenses — G&A expenses totaled $9.5 million and $8.2 million for the three months ended December 31, 2009 and 2008, representing 2.9% and 3.2% of total revenue for those respective periods. The $1.3 million increase is primarily attributable to an increase in compensation expense related to additional general and administrative staff and increased bonus expense in the fourth quarter of 2009 compared to 2008. In the fourth quarter of 2009, legal expenses were reduced by $5.5 million received from the settlement of legal matters. G&A expenses increased 24% for the year ended December 31, 2009 to $48.9 million from $39.3 million in 2008, representing 5.6% and 4.7% of total revenue, respectively. The increase of $9.6 million is primarily due to an increase in compensation expense of approximately $6.0 million related to additional general and administrative staff and $3.8 million from increased bonus expense in 2009 compared to 2008, and also $1.25 million of expense related to the termination of a consulting arrangement with Icent LLC. Icent LLC’s chief executive officer is James V. Joyce, who resigned from his position as a member of the Board of Directors on April 1, 2009. The increase in G&A expenses is also related to additional facilities costs relating to the lease of a new customer service center and an increase in legal expenses of approximately $4.3 million during 2009 compared to 2008. However, the increase in legal expense for 2009 was offset by $7.1 million received from the settlement of legal matters.

Restructuring — In 2009 and 2008, we reduced our accrued restructuring liability by $66,000 and $299,000, respectively, as a result of a change in our estimated sublease income.

Operating income (loss) — Operating income for the three months ended December 31, 2009 was $13.4 million compared to $4.0 million in 2008, a $9.5 million improvement.  Operating income (loss) was $8.0 million and $(9.2) million for the years ended December 31, 2009 and 2008, respectively, a $17.2 million improvement.

Interest income and interest expense — The decrease in interest income from $3.2 million in 2008 to $170,000 in 2009 is due to a decrease in total cash, lower interest rates and the settlement of notes receivable related to our travel subsidiary. Interest expense is largely related to interest incurred on our Senior Notes, and to a lesser extent our capital lease obligations. Interest expense for 2008 and 2009 totaled $3.6 million and $3.5 million, respectively.

Other income (expense), net — Other income in 2009 was $3.3 million, which was primarily related to gains from the early extinguishment of a portion of our 3.75% Convertible Senior Notes. We retired a total of $7.4 million of our Senior Notes in 2009 for $4.6 million in cash and recorded a $2.8 million gain, net of amortization of debt discount of $92,000. In 2008, other income (expense) was net expense of $(1.4) million. This included a $2.8 million gain, net of amortization of debt discount of $142,000 on the retirement of $9.5 million of our Senior Notes, a $3.9 million loss on the settlement of notes receivable and a $300,000 other-than-temporary impairment of marketable securities.

Net income (loss) attributable to common shares — Net income attributable to common shares for the fourth quarter of 2009 was $12.7 million, or $0.55 per share on a fully diluted basis, compared to a net loss attributable to common shares of $(705,000), or $(0.03) per share on a fully diluted basis for the fourth quarter of 2008.  Net income (loss) attributable to common shares was $7.7 million and $(11.1) million in 2009 and 2008, respectively, or $0.33 and $(0.48) per share on a fully diluted basis for those respective periods.

Free cash flow (a non-GAAP financial measure) — Free cash flow for the fourth quarters of 2009 and 2008 totaled $65.1 million and $44.0 million, respectively.  Free cash flow was $38.8 million and $(12.3) million for the years ended December 31, 2009 and 2008.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for future investment, debt retirement or other changes to our capital structure after we have paid all of our expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2008	2009	2008	2009
	(Restated)		(Restated)
Net cash provided by operating activities	$47,474	$66,376	$6,444	$46,117
Expenditures for fixed assets, including internal-use software and website development	(3,449)	(1,266)	(18,707)	(7,275)

Free cash flow	$44,025	$65,110	$(12,263)	$38,842

Cash and working capital — At December 31, 2009, Overstock.com had cash and cash equivalents of $139.8 million.  Working capital was $51.2 million and $41.8 million at December 31, 2009 and December 31, 2008, respectively.  The increase in our working capital is primarily due to the $18.8 million improvement in net income from 2008 to 2009.

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

# # #

Overstock.com® is a registered trademark of Overstock.com, Inc.  Any other trademarks are the property of their respective owners.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Our Form 10-K for the year ended December 31, 2009, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in any projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2009	2008	2009
	(Restated)		(Restated)

Revenue, net
Direct	$48,240	$55,053	$173,687	$150,901
Fulfillment partner	205,601	267,306	656,163	725,868

Total net revenue	253,841	322,359	829,850	876,769

Cost of goods sold
Direct	43,973	48,490	153,967	130,890
Fulfillment partner	167,891	218,847	531,647	581,127

Total cost of goods sold	211,864	267,337	685,614	712,017

Gross profit	41,977	55,022	144,236	164,752

Operating expenses:
Sales and marketing	16,447	18,578	57,668	55,549
Technology	13,355	13,538	56,677	52,336
General and administrative	8,197	9,458	39,348	48,906
Restructuring	—	—	(299)	(66)

Total operating expenses	37,999	41,574	153,394	156,725

Operating income (loss)	3,978	13,448	(9,158)	8,027

Interest income	455	9	3,163	170
Interest expense	(821)	(763)	(3,565)	(3,470)
Other income (expense), net	(4,297)	290	(1,446)	3,277

Pretax income (loss)	(685)	12,984	(11,006)	8,004

Provision for income taxes	—	(257)	—	(257)

Net income (loss)	(685)	12,727	(11,006)	7,747

Deemed dividend related to redeemable common stock	(20)	(13)	(77)	(48)

Net income (loss) attributable to common shares	$(705)	$12,714	$(11,083)	$7,699

Net income (loss) attributable to common shares - basic:	$(0.03)	$0.56	$(0.48)	$0.34
Net income (loss) attributable to common shares - diluted:	$(0.03)	$0.55	$(0.48)	$0.33

Weighted average common shares outstanding - basic:	22,745	22,838	22,901	22,821
Weighted average common shares outstanding - diluted:	22,745	23,272	22,901	23,067

Other data:
Gross bookings (in 000s)	$285,111	$358,389	$914,388	$966,560
Auction gross merchandise volume (in 000s)	$4,428	$3,121	$11,512	$13,903
Average customer acquisition cost (shopping)	$17.68	$14.92	$22.27	$17.88

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2008	2009
	(Restated)
Assets
Current assets:
Cash and cash equivalents	$96,457	$139,757
Restricted cash	4,262	4,414
Marketable securities	8,989	—
Accounts receivable, net	7,100	11,640
Notes receivable	1,250	—
Inventories, net	24,719	23,375
Prepaid inventory, net	761	2,879
Prepaid expenses and other assets	9,552	10,275

Total current assets	153,090	192,340
Fixed assets, net	24,724	20,618
Goodwill	2,784	2,784
Other long-term assets, net	538	758

Total assets	$181,136	$216,500

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$57,981	$76,623
Accrued liabilities	34,097	43,296
Deferred revenue	19,232	20,665
Capital lease obligations, current	—	520

Total current liabilities	111,310	141,104

Capital lease obligations, non-current	—	806
Other long-term liabilities	4,251	3,580
Convertible senior notes, net	66,558	59,466

Total liabilities	182,119	204,956

Redeemable common stock	1,263	744

Stockholders’ equity (deficit):
Common stock	2	2
Additional paid-in capital	337,707	343,040
Accumulated deficit	(263,333)	(256,056)
Treasury stock	(76,670)	(76,186)
Accumulated other comprehensive income	48	—

Total stockholders’ equity (deficit)	(2,246)	10,800

Total liabilities and stockholders’ deficit	$181,136	$216,500

Overstock.com, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2009	2008	2009
	(Restated)		(Restated)

Cash flows from operating activities:
Net income (loss)	$(685)	$12,727	$(11,006)	$7,747
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization, including internal-use software and website development	4,770	2,841	22,968	12,883
Realized loss on marketable securities	334	9	334	48
Loss on settlement of notes receivable	3,929	—	3,929	—
Loss on disposition of fixed assets	140	(1)	140	183
Stock-based compensation to employees and directors	875	1,322	4,372	4,775
Stock-based compensation to consultants for services	78	—	259	10
Stock-based compensation relating to performance share plan	(1,300)	—	(1,000)	—
Amortization of debt discount	77	61	334	331
Gain from early extinguishment of debt	—	—	(2,849)	(2,810)
Restructuring charges	—	—	(299)	(66)
Notes receivable accretion	(137)	—	(545)	—
Changes in operating assets and liabilities
Restricted cash	4,532	(129)	4,372	(152)
Accounts receivable, net	3,527	(2,240)	4,654	(4,540)
Inventories, net	(102)	(1,340)	3,790	1,344
Prepaid inventory, net	3,157	737	2,177	(2,118)
Prepaid expenses and other assets	1,336	324	(2,027)	(604)
Other long-term assets, net	(516)	(40)	(516)	(120)
Accounts payable	27,459	42,893	(10,774)	18,642
Accrued liabilities	764	7,747	(7,636)	9,131
Deferred revenue	(656)	1,465	(3,733)	1,433
Other long-term liabilities	(108)	—	(500)	—

Net cash provided by operating activities	47,474	66,376	6,444	46,117

Cash flows from investing activities:
Purchases of marketable securities	—	—	(35,548)	—
Maturities of marketable securities	64,542	—	64,542	—
Sales of marketable securities prior to maturity	(46,897)	(9)	7,740	8,893
Expenditures for fixed assets, including internal-use software and website development	(3,449)	(1,266)	(18,707)	(7,275)
Collection of note receivable	—	—	1,506	1,250

Net cash provided by (used in) investing activities	14,196	(1,275)	19,533	2,868

Cash flows from financing activities:
Payments on capital lease obligations	—	(50)	(3,796)	(348)
Drawdowns on line of credit	5,241	—	12,963	1,612
Paydowns on line of credit	(5,241)	—	(12,963)	(1,612)
Capitalized financing costs	—	(245)	—	(245)
Paydown on other obligations	—	(59)	—	(218)
Payments to retire convertible senior notes	—	—	(6,550)	(4,563)
Purchase of treasury stock	—	(7)	(13,452)	(340)
Exercise of stock options	—	26	1,471	29

Net cash (used in) financing activities	—	(335)	(22,327)	(5,685)

Effect of exchange rate changes on cash	9	—	—	—

Net increase (decrease) in cash and cash equivalents	61,679	64,766	3,650	43,300
Cash and cash equivalents, beginning of period	34,778	74,991	92,807	96,457

Cash and cash equivalents, end of period	$96,457	$139,757	$96,457	$139,757